                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                            Scotsman Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     809340
                            -------------------------
                                 (CUSIP Number)


                         Robert F. Quaintance, Jr., Esq.
                              Debevoise & Plimpton
                                875 Third Avenue
                               New York, NY 10022
                                 (212) 909-6000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                December 15, 1995
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 2 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         EJJM
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ohio
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF                        0
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         PN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 3 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Corporation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 4 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex DHC LLC
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Wyoming
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 5 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         OMI Quebec Inc.
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 6 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Capital Corporation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 7 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Oncap Holding Corporation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 8 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Gerald W. Schwartz
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 9 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Matthew O. Diggs, Jr.
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 10 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Nancy B. Diggs
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 11 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         W. Joseph Manifold
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 12 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Charles R. McCollom
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 13 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt Trust u/a dated July 23, 1993
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 14 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 15 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Remo Panella
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Italy
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 16 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Teddy F. Reed
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 17 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Robert L. Schafer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 18 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham E. Tillotson
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 19 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann Trust dated July 23, 1993
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 20 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 21 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Ronald A. Anderson
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 22 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Kevin E. McCrone
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 23 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael P. McCrone
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 24 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The Diggs Family Foundation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ohio
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 25 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael J. de St. Paer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 26 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Paul L. de St. Paer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 27 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Wendy M. de St. Paer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
________________________________________________________________________________
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 28 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         M. Anne de St. Paer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 29 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham F. Cook
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 29 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jane E. Cook
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 31 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Catherine J. Cook
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 32 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c AJC) Trust
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 33 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c SEC) Trust
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 34 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Christopher R.L. Wheeler
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 35 of 46 Page




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Maureen J. Wheeler
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 36 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jonathan R. Wheeler
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 37 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Josephine V. Wheeler
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 38 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John Rushton
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 39 of 46 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Margaret L. Rushton
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        2,659,596
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  2,659,596
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,659,596
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         25.2%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                                             Page 40 of 46 Pages





                  AMENDMENT NO. 3 TO STATEMENT ON SCHEDULE 13D


         This Amendment No. 3 to Statement on Schedule 13D amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission (the "Commission") on December 30, 1995 (the "Schedule 13D"), as amended by Amendment No. 1, filed with the Commission on March 10, 1995 ("Amendment No. 1") and Amendment No. 2 filed with the Commission on November 7, 1995 ("Amendment No. 2"), relating to the beneficial ownership of the common stock, $.10 per share par value (the "Common Stock"), of Scotsman Industries, Inc. ("Scotsman" or the "Issuer"). This Amendment is being filed on behalf of the reporting persons identified in the cover pages of this Amendment (collectively, the "Reporting Persons"). This Amendment amends Items 1, 4 and 5 of the Schedule 13D.

                                                             Page 41 of 46 Pages


ITEM 4.  PURPOSE OF TRANSACTION.

Each Reporting Person's acquisition of Common Stock was for investment.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (A) Reference is made to rows (11) and (13) of each Reporting Person's cover page. Such persons may be deemed to comprise a "group" within the meaning of Section 13(d)(3) of the Securities Act of 1933, as amended (the "Act").

         The number of shares listed in row (11) of each Reporting Person's cover page includes shares of the Common Stock for which each of the Reporting Persons listed below holds options to purchase in the amounts listed beside each Reporting Person's name.

                                 Number of Options to
Name                           Purchase the Common Stock
----                           -------------------------

Ronald A. Anderson                       100
Graham F. Cook                           200
Paul De St. Paer                         875
W. Joseph Manifold                       200
Michael P. McCrone                       100
Anita J. Moffatt                         100
Robert L. Schafer                        200
Graham E. Tillotson                      200
Jonathan R. Wheeler                      200

         (B) Reference is made to rows (7) through (10) of each Reporting Person's cover page.

         (C) (1) On March 21, 1997 W. Joseph Manifold purchased and sold 600 shares of the Common Stock pursuant to a Scotsman stock option plan.
The shares were sold at $28.62 per share.

         (2) On March 21, 1997, Kevin E. McCrone purchased and sold 1,100 shares of the Common Stock pursuant to a Scotsman stock option plan.
The shares were sold at $28.62 per share.

                                                             Page 42 of 46 Pages




         (3) In November and December 1995, Pacific Mutual, PM Group and Pacific Mutual Charitable Foundation made dispositions of all remaining shares of the Common Stock.

                                                             Page 43 of 46 Pages





SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 27, 1997


                 *                                The Diggs Family Foundation
     --------------------------
     Nancy B. Diggs
                                               By:            *
                                                  --------------------------
                                                  Matthew O. Diggs, Jr.
     EJJM                                         Director


  By:            *                                            *
     --------------------------                   --------------------------
     Matthew O. Diggs, Jr.                        Matthew O. Diggs, Jr.


 *By:/s/ Matthew O. Diggs, Jr.
     --------------------------
     Matthew O. Diggs, Jr.
     Attorney-in-Fact

                                                             Page 44 of 46 Pages




SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 27, 1997


                 **
     --------------------------                    Onex Corporation
     Gerald W. Schwartz

                                                   By:            **
                                                      --------------------------
                                                      Ewout R. Heersink
     Onex Capital Corporation                         Vice-President


  By:            **
     --------------------------                    Oncap Holding Corporation
     Ewout R. Heersink
     Vice-President
                                                   By:            **
                                                      --------------------------
                                                      Ewout R. Heersink
     OMI Quebec Inc.                                  Vice-President


  By:        **
     --------------------------                    Onex DHC LLC
     Ewout R. Heersink
     Vice-President
                                                   By:            **
                                                      --------------------------
                                                      Donald F. West
                                                      Representative


                                                 **By:/s/ Ewout R. Heersink
                                                      --------------------------
                                                      Ewout R. Heersink
                                                      Attorney-in-Fact

                                                             Page 45 of 46 Pages




SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 27, 1997


                ***                                        ***
     --------------------------                --------------------------
     Charles R. McCollom                       Graham E. Tillotson


     /s/ W. Joseph Manifold                    John A. Tilmann Trust
     --------------------------                dated July 23, 1993
     W. Joseph Manifold
                                           By:             ***
                                               --------------------------
     Anita J. Moffatt Trust                    John A. Tilmann
     u/a dated July 23, 1993                   Trustee

By:             ***
     --------------------------                            ***
     Anita J. Moffatt                          --------------------------
     Trustee                                   John A. Tilmann


                ***                                        ***

     --------------------------                --------------------------
     Anita J. Moffatt                          Ronald A. Anderson


                ***                                        ***
     --------------------------                --------------------------
     Remo Panella                              Kevin E. McCrone


                ***                                        ***
     --------------------------                --------------------------
     Teddy F. Reed                             Michael P. McCrone


                ***                       ***By: /s/ W. Joseph Manifold
     --------------------------                  -----------------------
     Robert L. Schafer                           W. Joseph Manifold
                                                 Attorney-in-Fact

                                                             Page 46 of 46 Pages




SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 27, 1997


        ****                                         ****
-------------------------                  -------------------------
Graham F. Cook                             Jane E. Cook

         ****
-------------------------                  G.F. Cook & J.E. Cook
Catherine J. Cook                            (A/c SEC) Trust

                                      By:          ****
                                           --------------------
G.F. Cook & J.E. Cook                      Name:  J.E. Cook, G.F. Cook
  (A/c AJC) Trust                          Title: Trustees

By:           ****
     ----------------------
     Name:  J.E. Cook, G.F. Cook
     Title: Trustees


         ****                                        ****
-------------------------                  -------------------------
Michael J. de St. Paer                     Paul L. de St. Paer


          ****                                       ****
-------------------------                  -------------------------
Wendy M. de St. Paer                       M. Anne de St. Paer


          ****                                       ****
-------------------------                  -------------------------
Christopher R.L. Wheeler                   Maureen J. Wheeler


          ****                                       ****
-------------------------                  -------------------------
Jonathan R. Wheeler                        Josephine V. Wheeler


          ****                                       ****
-------------------------                  -------------------------
John Rushton                               Margaret L. Rushton



****By:/s/ Graham F. Cook
       -----------------------------
       Graham F. Cook
       Attorney-in-Fact